Exhibit 99.1
PRESS RELEASE
For Immediate Release
FARO® Appoints Allen Muhich as Chief Financial Officer

Lake Mary, FL, July 16, 2019 - FARO® (NASDAQ:FARO), the world’s most trusted source for 3D measurement and imaging solutions for 3D manufacturing, construction BIM, 3D design, public safety forensics, and photonics applications, today announced that Allen Muhich has been appointed Chief Financial Officer of the Company, effective July 26, 2019. Mr. Muhich joins FARO from Electro Scientific Industries, where he served as Chief Financial Officer and worked together with Michael Burger, FARO’s President and CEO.

“I am pleased to welcome Allen to FARO to continue a highly successful working partnership that we have shared for several years,” stated Michael Burger, FARO’s President and CEO. “Allen is a seasoned financial executive with an impressive track record in leading a global financial function in a complex, customer-focused industrial technology business. I am looking forward to once again working closely with Allen as we enter an exciting new chapter for FARO.”

Mr. Muhich will lead FARO’s financial operations, regional finance teams and investor relations. He will report directly to Mr. Burger.

Mr. Muhich brings to FARO nearly 30 years of experience as a global financial executive in the industrial technology sector. Mr. Muhich was previously Chief Financial Officer of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, ID Experts, a provider of identity protection services, Smarsh, Inc., a provider of cloud-based archiving solutions, and Radisys Corporation, a leading provider of open telecom solutions. Mr. Muhich was also Vice President of Finance and Corporate Controller at Merix Corporation, a global manufacturer of printed circuit boards. Prior to that Mr. Muhich spent 15 years in financial management in the office printing business at Tektronix, Inc. and Xerox Corporation. Mr. Muhich holds a B.A. degree in Accounting from Western Washington University.

Mr. Muhich will succeed Robert Seidel, who has served as FARO’s Chief Financial Officer since December 2016 and who will continue to serve as Chief Financial Officer of the Company until July 25, 2019 and then will continue as a FARO employee for a transition period. “Bob’s commitment to FARO has been unwavering and vital to everything FARO has achieved during the time he served as CFO,” said John Donofrio, FARO’s Chairman of the Board of Directors. “We are deeply appreciative of all Mr. Seidel has done to help lead a complex transformation of the company to a vertical-focused organization and in laying the foundation for continued improvement in our operational efficiency, particularly our gross margin improvement during his tenure. FARO has benefitted from Bob’s leadership and dedication and we wish him well.”

About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	3D Manufacturing - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire events, plan security activities and provide virtual reality training for public safety personnel

•	3D Design - Capture and edit 3D shapes of products, people and/or environments for design purposes in product development, computer graphics and dental and medical applications

•	Photonics - Develop and market galvanometer-based laser measurement products and solutions

FARO’s global headquarters is located in Lake Mary, Florida.   The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about the Company’s Chief Financial Officer transition, long-term success, future growth, operational efficiency, gross margins and strategic differentiation in its vertical markets. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s ability to successfully complete this Chief Financial Officer transition or the loss of other key personnel;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
More information is available at http://www.faro.com